Exhibit 10.2

Dale Barnhart Relocation Agreement

1.	The Company has a relocation policy that will apply to this relocation with certain exceptions as noted herein. The existing policy provides for broad reimbursement of home sales (and purchase) related expenses including the major cost element, real estate commission on the sale, which is then grossed-up for the executive. Hence, the financial impact of such expenses on the relocated executive is not adverse.

2.	The Board will authorize the Company to reimburse Dale Barnhart for the difference on a 100% basis between the Barnhart Cost (“BC”) and the actual sale price up to $50,000, assuming a sale price is less the BC. To the extent that actual sale price is greater than $50,000 less than BC, the Company will additionally reimburse Dale Barnhart for 70% of that difference. Providing though the total amount reimbursed to Dale Barnhart will not exceed $100,000. That total amount reimbursed will then be grossed-up for applicable income taxes. Documentation to determine Barnhart Cost will be provided by Dale to the Company Finance Department. In addition, other eligible expenses will be grossed-up as specified in the Company policy. All payments to Dale Barnhart, including gross-up amounts, will be considered “relocation expenses” under Exhibit A (Lydall Relocation Repayment Agreement) of the Company’s relocation policy.

3.	Funding per item 2 will occur concurrent with the purchase by the Barnhart’s of a home in Connecticut and after the sale of house in Ohio.

4.	All Company borne expenses associated with Dale’s relocation will not be considered as a carve-out for the 2008, or any subsequent, Annual Incentive Plan.

5.	This proposal is subject to review by Company advisors for tax implications. Should changes be required to mitigate negative tax effects, such changes will be incorporated without resulting to adverse consequences for Dale.

By:	/s/ William D. Gurley	8/1/08	By:	/s/ Dale G. Barnhart	8/1/08
	William D. Gurley	Date		Dale G. Barnhart	Date
	Chairman,			President and CEO
Compensation Committee